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                                                                   Exhibit 10.13

                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of this 1st day of October, 1999 and by Dandelion Distribution Limited (or any successor entity) (the "Company"), a wholly owned subsidiary of Team Communications Group, Inc. ("Team") and Noel Cronin of Highcroft, Langley Road, Chipperfield, Herts (the "Executive"), in connection with the Company's engagement of the Executive's personal services as Managing Director of the Company.

1.      EMPLOYMENT: DUTIES AND ACCEPTANCE

(a)     Employment by the Company

        The Company hereby engages the Executive and the Executive hereby agrees to provide to the Company services as Managing Director of the Company. In such capacity the Executive will report to, and serve under the direction of the Board of Directors of the Company ("Board") and will be subject to the supervision of the Chief Executive Officer and Chief Operating Officer of Team.

(b)     Duties; Executive Committee

        The Executive shall be primarily responsible for the acquisition and exploitation of film and television properties in the United Kingdom, including identifying production or acquisition opportunities, and implementing such strategies as are applicable to assist the Company in maximising its operational cash flow and profitability. The Executive, as a member of senior management of the Company shall participate in formulating the Company's long term strategy, and assisting Team in implementing its operations in Europe.

(c)     Location of Employment

        The Executive shall render his services in London. The Executive need not render his duties away from the Company's office (in England) other than for customary trade shows and sales trips, as well as periodic trips to the Company's main office in Los Angeles, California. The Company may not relocate the Executive for the term of the agreement without the Executive's consent in writing.

(d)     Hours of Employment

        There are no normal hours of work applicable to the Executive but he shall conform to such hours of work as may reasonably be required of him and in any event he shall work such hours as may be necessary for the proper performance of his duties. The Executive shall not be entitled to receive any additional remuneration for work outside his normal hours nor for work related to any subsidiary of the Company.

(e)     Working Time Regulations 1998

        The Executive agrees that the time limits specified in Regulation 4(1) of the Working Time Regulations 1998 shall not apply to his employment. The agreement contained in this Clause 1(e) shall be terminable on three months' notice.


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(f)     Duties

        (i) During the continuance of this Agreement the Executive shall (unless prevented by mental or physical incapacity or with the written consent of the Board) give substantially the whole of his time, abilities and attention to the businesses of the Company and any subsidiary of the Company and shall not undertake any other activity or interest (whether of a business nature or otherwise) which may in the opinion of the Board interfere with the performance of his duties hereunder and shall not without the written consent of the Board be directly or indirectly engaged, concerned or interested in any other trade, profession or business (except as the owner for investment only of not more than 5 per cent in nominal value of any class of shares or other securities listed or dealt in on any recognised investment exchange.).


        (ii) It is agreed that the Executive shall continue his directorships of Leisureview Limited, String of Pearls plc, String of Pearls 2 plc and Renown Pictures Limited provided that such directorships do not interfere with the proper performance of his duties under this Agreement.

2.      TERM

(a)     Commencement and Duration

        The term of the Executive's employment hereunder shall be for a period of three (3) years commencing as of the date hereof (the "Term") unless sooner terminated pursuant to Section 7 hereof ("Termination Sections").

(b)     Continuous Employment

        For the purpose of the Employment Rights Act 1996, the date on which the Executive's continuous period of service began was 6th October 1983. No employment of the Executive prior to such date shall be treated as part of his continuous period of employment by the Company.

3.      COMPENSATION AND BENEFITS

(a)     Base Compensation

        Commencing on the first date of employment of the Executive pursuant to this Agreement and continuing throughout the Term, the Executive shall be compensated at the rate of Pound Sterling 140,000.

(b)     Provisions for Payment

        The Executive's compensation shall be payable, at the Base Rate in twenty-six (26) bi-weekly payments per year. Such salary shall be less such deductions as shall be required to be withheld by applicable law and regulations and shall be pro-rated for any period that does not constitute a full twelve (12) month period.

(c)     Bonus

        Beginning in the fiscal year beginning January 1, 2000, the Employee shall be eligible to participate in all bonus and profit sharing plans as may be adopted by the Company from time to time for any of its senior executives.


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(d)     Contracting out Certificate

        There is no contracting out certificate in force under the Pension Schemes Act 1993 in respect of this employment.

4.      PARTICIPATION IN EXECUTIVE BENEFIT PLANS

(a)     Fringe Benefits

        The Executive shall be permitted during the Term to participate in any group life, medical, hospitalisation, dental and disability plans, to the extent that the Executive is eligible under the provisions of such plans, and such other fringe benefits as are maintained by the Company for the President and Chief Executive Officer of the Company during the Term hereof, each in accordance with the terms and conditions of such plans (collectively referred to herein as "Fringe Benefits"). Annexed hereto as Exhibit A is a schedule outlining the present coverage provided and to be provided to the Executive.

(b)     Vacation Policy

        The Executive shall have the right during each year of the Term to take an aggregate of four weeks of paid vacation at such time as may be mutually agreed by the Company and the Executive. Notwithstanding anything in any Company manual or policy to the contrary, any unused vacation shall not accumulate and the Company will not reimburse the Executive for such time at the conclusion of the Term.

(c)     Expenses

        On a monthly basis, the Company will reimburse the Executive for actual and reasonably necessary, in the Executive's discretion, travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging the Executive's duties hereunder, subject to subsequent receipt of reasonable and appropriate documentation by the Company. If the Executive shall undertake any travel on behalf of the Company, the Executive shall be furnished with coach air travel for himself and access to upgrade coupons (and if such coupons are not available, business class tickets for travel over three hours), and living accommodations and expenses including accommodations in hotels suitable for business travellers (e.g. Hilton, Marriott, Hyatt, Double Tree hotels).

5.      OPTIONS

(a)     Grant

        Contemporaneous with the execution hereof, the Employee will be granted options to acquire seventy-five thousand (75,000) shares of Team's Common Stock, such options to have an exercise price equal to the average bid and asked price of Team's common stock as quoted on the NASDAQ Small Market (the "Options"). The options will be issued pursuant to a standard employee stock option plan, and the options will be subject to dilution upon the issuance of additional shares of common stock pursuant to customary dilution provisions.


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(b)     Vesting

        The Options shall vest one-third (1/3) after the end of the first year of employment, one-third (1/3) after the second year of employment, and the remaining options at the end of the third year of employment. All options will expire 90 days after the termination of the Executive's employment with the Company.

(c) If, in the event of a merger or consolidation, the Company is not the surviving corporation, and in the event that the agreements governing such merger or consolidation do not provide for the substitution of new options or other rights in lieu of the Options granted hereunder, or for the express assumption of such outstanding Options by the surviving corporation, or in the event of the dissolution or liquidation of the Company, the Executive shall have the right of not less than five (5) days prior to the record date for the determination of shareholders entitled to participate in such merger, consolidation, dissolution or liquidation, to exercise the Options, in whole or in part, without regard to any vesting provisions that may be a part of the terms and conditions of the Options; provided, that any conditions precedent to such exercise set forth in this Agreement, other than the passage of time, have been satisfied.

6.      CERTAIN COVENANTS OF EXECUTIVE

        Without in any way limiting or waiving any right or remedy accorded to Company or any limitation placed upon Executive by law, Executive agrees as follows:

(a)     Confidential Information

        The Executive agrees that, neither during the Term nor at any time thereafter shall the Executive (i) disclose to any persons, firm or corporation not employed by the Company or its affiliates or subsidiaries (a "Protected Company") or not engaged to render services to any Protected Company or (ii) use for the benefit of himself, or others, any confidential information of any Protected Company obtained by the Executive prior to the execution of this Agreement, during the Term or any time thereafter, including, without limitation, "know-how", trade secrets, details of supplier's, manufacturer's or distributor's contracts, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of any Protected Company; provided, however, that this provision shall not preclude the Executive from (x) upon advice of counsel, making any disclosure required by any applicable law or (y) using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this Section 6(a) by or on behalf of the Executive.

(b)     Property of Company

        Any interest in trade marks, service marks, copyright applications, patents, patent applications, slogans, developments and processes which the Executive, during the Term, may develop relating to the Business of the Company in which the Company may then be engaged and any memoranda, notes, lists, records and other documents (and all copies thereof) made or complied by the Executive or made available to the Executive concerning the business of any Protected Company shall belong and remain in the possession of any Protected Company, and shall be delivered to the


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        Company promptly upon the termination of the Executive's employment with the Company or at any other time on request.

7.      TERMINATION

(a)     Termination Upon Death or Disability

        If during the Term, the Executive should (i) die or (ii) become so physically or mentally disabled whether totally or partially, that the Executive is unable to perform the duties, functions and responsibilities required hereunder for (aa) a period of three (3) consecutive months or (bb) shorter periods aggregating to four (4) months within any period of twelve (12) months ("Disability"), then in such event, the Company may, at any time thereafter, by 30 days written notice to the Executive, terminate the Executive's employment hereunder. The Executive agrees to submit to reasonable medical examinations upon the reasonable request of Company. The existence of the Executive's disability for the purposes of this Agreement shall be determined by a reputable physician selected by the Company who is experienced in the relevant field of medicine. If the Executive's services are terminated, as aforesaid the Executive or the designated beneficiary of the Executive, shall be entitled to receive the Executive's salary, accruing at the Base Rate and the accrued share of any bonus for that Fiscal Year (if any such plan shall have been adopted) earned through the date of the Executive's termination.

(b)     By Resignation or By Company for Cause

        If the Executive's employment with the Company terminates due to his voluntary resignation, or if the Company terminates the Executive's employment due to Cause (as defined below), the Company shall pay the Executive all accrued Base Compensation (with no Bonus for the year in which the termination of employment took place) but no other compensation or reimbursement of any kind, including without limitation, severance compensation or the vesting of any unvested Stock Options, and thereafter the Company's obligations hereunder shall terminate. Cause means:

        (i) if the Executive shall be guilty of gross misconduct or shall commit a wilful breach of or shall wilfully fail to perform his duties under this Agreement;

        (ii) if the Executive shall have been guilty of any criminal offence involving dishonesty or of conduct tending to bring himself or the Company or any subsidiary of the Company into disrepute;

        (iii) if the Executive shall have become bankrupt or compounded his creditors generally;

        (iv) if a disqualification order is made against the Executive under the Company Director's Disqualification Act 1986;

        (v)   if the Executive becomes a patient under the Mental Health Act
              1983.

(c)     Automatic Termination

        This Agreement shall terminate automatically once the Executive reaches the normal retirement age of the Company as may be fixed by the Board from time to time.

(d)     Suspension


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        If the Company has any grounds to believe it may have a right to terminate the Executive's employment pursuant to Clause 7(b) hereof, it shall be entitled (but without prejudice to its right subsequently to terminate the Executive's employment on the same or any other ground) to suspend the Executive for a period of up to one month on full pay during the period of any enquiry or investigation into the circumstances giving rise to such belief. The Company may, if it has reasonable grounds for doing so, extend the one month period referred to above provided that any payment to the Executive during this extended period shall be full pay in accordance with the terms of this Agreement.

(e)     Exclusion from Work

        Without prejudice to the rights of the parties hereunder, the Company shall have the right at any time after either party has given notice to the other of termination of this Agreement in terms of Clause 2 hereof until such termination to require the Executive not to attend at any place of work and to exclude him from any premises of the Company or any subsidiary of the Company and the Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive and shall have the right to suspend him from performance of any or all obligations hereunder (provided that the rights of the Company pursuant to this Clause 7(e) shall not be exercised for a period exceeding twelve months in aggregate).

(f)     Return of Company Equipment

        All keys, equipment, memoranda, notes, records, reports, drawings or other documents, and all specimens, models and samples made, executed or acquired by the Executive in the course of his employment shall be the property of the Company and shall be surrendered to the Company on termination of his employment.

8.      CONSEQUENCE OF TERMINATION

(a)     Resignation as Director

        Upon the termination of the employment of the Executive under this Agreement for whatever reason, Executive shall upon the request of the Company resign without claim for compensation from office as a Director of the Company or any subsidiary of the Company and from all offices held by him in any Company or any subsidiary of the Company and in the event of his failure to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to execute any documents and to do all things requisite to give effect thereto. Any resignation pursuant to this Clause 8(a) shall be without prejudice to any claim for breach of this Agreement but the Executive shall not be entitled to any damages or compensation by reason of the termination of his employment as a Director of any Company or any subsidiary of the Company following on termination of this Agreement.


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(b)     Continuation of Agreement

        Notwithstanding any actual or purported termination or expiration of this Agreement, the provisions of Clauses 6 and 8 and hereof shall continue in full force and this Agreement shall be construed accordingly.

9.      GRIEVANCE AND DISCIPLINARY PROCEDURE

(a)     Reference to Board

        The Executive shall refer any grievance about his employment under this Agreement to the Chairman of Board by given written notice and the reference will be dealt with by a majority present at the next full Board Meeting whose decision shall be final.

(b)     Disciplinary Rules

        The disciplinary rules relating to the Executive are such rules as the Board shall determine from time to time and notice thereof in writing shall be supplied to the Executive.

(c)     Appeal

        In the event of the Executive being dissatisfied with any disciplinary decision relating to him, he may refer it to the Board and such reference will be dealt with by the majority present at the relevant Board Meeting whose decision shall be final.

10.     EXECUTIVE'S REPRESENTATIONS AND WARRANTIES

(a)     Right to Enter into Agreement

        The Executive has the unfettered right to enter into this entire Agreement on all of the terms, covenants and conditions hereof, and the Executive has not done or permitted to be done anything which may curtail or impair any of the rights granted to the Company herein.

(b)     Breach Under Other Agreement or Arrangement

        Neither the execution and delivery of this Agreement nor the performance by the Executive of any of his obligations hereunder will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which the Executive is a part or by which the Executive is bound.

(c)     Services Rendered Deemed Special, etc.

        The Executive acknowledges and agrees that the services to be rendered by him hereunder are of a special, unique, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be adequately compensated for in an action at law and that a breach of any term, condition or covenant hereof will cause irreparable harm and injury to the Company and in addition to any other available remedy the Company will be entitled to seek injunctive relief.


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11.     MISCELLANEOUS

(a)     Collective Agreements

        No collective agreements directly affect the terms and conditions of the Executive's employment hereunder.

(b)     Health and Safety Rules

        The Executive must comply with the Company's health and safety rules from time to time in force.

(c)     Variation

        No variation of this Agreement shall be made unless made in writing and signed on behalf of the Company and by the Executive.

(d)     English Law

        The Agreement shall be governed by and construed in accordance with English law and the parties hereby submit to the non-exclusive jurisdiction of the Courts of England and Wales.

12.     USE OF NAME

        The Company shall have the right during the Term hereof to use the Executive's name, biography and approved likenesses in connection with the Company's business, including advertising their products and services; and the Company may grant such rights to others, but not for use as a direct endorsement.

13.     NOTICES

        Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally, telexed, sent by facsimile transmission or overnight courier (regularly providing proof of delivery) or sent by registered, certified or express mail and shall be deemed given when so delivered personally, telexed, sent by facsimile transmission or overnight courier, or if mailed two (2) days after the date of deposit in the United States or Canada mail as follows: to the parties at the following addresses (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):

               To Company:               Team Dandelion
                                         c/o Team Communications Group, Inc.
                                         12300 Wilshire Blvd.
                                         Suite 400
                                         Los Angeles, CA 90025
                                         Attention:  Chief Executive Officer


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                                         Facsimile: 310\442-3501

               To Executive:             Address as written above.

14.     COMPLETE AGREEMENT; MODIFICATION AND TERMINATION

        This Agreement contains a complete statement of all the arrangements between the parties with respect to the Executive's employment by the Company, supersedes all existing agreements between them concerning the Executive's employment. This Agreement may be amended, modified, superseded or cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right or remedy, nor any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

15.     NO LIABILITY TO SHAREHOLDERS

        This Agreement is expressly between the Executive and the Company, and nothing herein shall be deemed to infer or imply that the Executive has any rights against any shareholder or officer of the Company, or that any such shareholder has any obligations to the Executive, all of such rights or obligations, if any, being expressly waived hereunder. For the avoidance of doubt, the Executive shall have no right to institute an action against any shareholder for any breach of any of the agreements hereunder or under any claims of alter ego or breach of any corporate veil.

16.     RESTRICTIVE COVENANT

(a) The Executive, in consideration of and as a condition of the Company entering into this Agreement, undertakes with the Company (both for itself and as trustee for any subsidiary) that he will not and, in the case of sub-clauses (ii), (iii) and (iv) below, will procure that any body corporate of which he has for the time being control and/or any partnership and/or business in which he may be engaged will not, directly or indirectly:

        (i) within the United Kingdom be employed by, concerned or interested in, or provide technical or commercial advice to any business which supplies goods or services of a type similar to the goods or services supplied by any Group Company for a period of 6 months after the termination of his employment by the Company;

        (ii) for a period of 6 months after the termination of his employment by the Company, supply or seek to supply, to a client or prospective client, goods


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              or services of a type similar to the goods or services supplied by any Group Company within the 12 month period prior to the termination of his employment by the Company;

        (iii) for a period of 6 months after the termination of his employment by the Company, induce or endeavour to induce a client or prospective client not to enter into any contract or arrangement with any Group Company for the supply of goods or services by any Group Company of a type similar to any supplied by any Group Company within the 12 month period prior to the termination of his employment by the Company;

        (iv) for a period of 12 months after the termination of his employment by the Company, solicit or entice away or endeavour to solicit or entice away from any Group Company any director and/or senior employee of any Group Company who was such a director or senior employee prior to the termination of the Executive's employment.

        and that these restrictions shall apply howsoever his employment with the Company is terminated.

    (b) After the termination of the Executive's employment for whatever reason or, if later, the date of his ceasing to be a director of Company, the Executive will not without the written approval of the Board represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company and after that termination he will not without the written approval of the board of directors of the Company concerned represent himself or permit himself to be held out as being in any way connected with the business of any other Group Company except if and for so long as he remains a director or an employee of that Group Company.

    (c) The following expressions shall have the following meanings for the purposes of this Clause 16:-

        "client" any person to whom the Executive or any employee of any Group Company reporting directly to the Executive supplied services or goods on behalf of any Group Company at any time during the period of one year prior to the termination of the Executive's employment with the Company;

        "Group Company"        means the Company and any parent undertaking or
                               subsidiary undertaking of the Company as defined in Section 262 of the Companies Act 1985;

        "prospective client"   any person to whom the Executive or any employee
                               of any Group Company reporting directly to the Executive was actively seeking to supply services or goods on behalf of any Group Company at any time during the period of six months prior to the


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                               termination of the Executive's employment with
                               the Company;

        "seek" shall where the context so admits extend to the expression "solicit canvass or otherwise approach with a view to the supply of".

    (d) In this Clause references to acting directly or indirectly include (without prejudice to the generality of that expression) references to acting alone or jointly with or on behalf of or by means of any other person.

    (e) The Executive acknowledges that each of the restrictions in this Clause 16 hereof constitutes an entirely separate and independent restriction on him and is no greater than is necessary to protect the legitimate business interests (including business connections) of the Company and any Group Company and the parties consider the restrictions to be reasonable in all the circumstances. If any such restriction shall be held by any Court to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company the said restrictions shall apply with such modifications as may be necessary to render them valid and effective.

    (f) If the Company exercises its right to suspend the Executive's duties for a period of up to one month under Clause 7(d) hereof during any period after notice of termination of employment has been given by the Company or the Executive, the aggregate of the period of the suspension and the period after the termination of employment for which the covenants in this Clause 16 hereof shall apply shall not exceed the period relevant to each restriction as specified in each sub-clause of this Clause 16 hereof (each the "Relevant Period") and, if the aggregate of the two periods would exceed the Relevant Period, the period after termination of employment for which the covenants in Clause 16 hereof shall apply shall be reduced accordingly.

    (g) The Executive agrees to bring the terms of this Clause 16 to the attention of any third party proposing to employ, appoint or engage him, before entering into the related contract with that third party.

    (h) Notwithstanding anything contained in this Clause 16 the Executive shall not be prevented from fulfilling existing obligations under contracts with Leisureview Limited, String of Pearls plc, String of Pearls 2 plc and Renown Pictures Limited or as a director of such companies named herein but only for such time as the nature and scope of such companies are conducted as at present.

17.     HEADINGS

        The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.


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WHEREFORE, the parties hereto have executed this Agreement as of the 1st day of
October 1999

Signed by a director for and on behalf of

Dandelion Distribution Limited


/s/ Jonathan D. Shapiro
--------------------------
Director



AGREED TO AND ACCEPTED:





/s/ Noel Cronin
--------------------------
NOEL CRONIN

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